Exhibit 5.1

September 16, 2010

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19007

Ladies and Gentlemen:

We have acted as counsel for StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the Partnership’s Registration Statement on Form S-3 (the “Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Partnership under the Securities Act of an additional $7,276,950 of primary offering common units representing limited partner interests in the Partnership (the “Additional Primary Units”). The Registration Statement incorporates by reference the Registration Statement on Form S-3 (Registration No. 333-144453) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on December 7, 2007.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prior Registration Statement, including the Prospectus, (iii) the certificate of limited partnership of the Partnership, (iv) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008 (the “Second Amended and Restated Partnership Agreement”), (v) resolutions of the board of directors (the “Board of Directors”) of StoneMor GP, LLC, the general partner of the Partnership and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with this opinion, we have assumed that (i) the Registration Statement will have become effective pursuant to Rule 462(b) promulgated under the Securities Act, (ii) a prospectus supplement (a “Prospectus Supplement”) will have been prepared and filed with the Commission describing the Additional Primary Units offered thereby, (iii) all Additional Primary Units will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Prior Registration Statement and the applicable Prospectus Supplement and (iv) a definitive purchase, underwriting or similar

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agreement with respect to any Additional Primary Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, with respect to the Additional Primary Units, when (i) the Board of Directors has taken all necessary action to approve the issuance by the Partnership of such Additional Primary Units, the terms of the offering and related matters and (ii) such Additional Primary Units have been issued and delivered in accordance with terms of the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors upon payment of the consideration therefor provided for therein, then such Additional Primary Units will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) and as described in the Prospectus).

The opinions expressed herein are qualified in the following respects:

(a) We have assumed, without independent verification, that the certificates for the Additional Primary Units will conform to the specimens thereof examined by us and will have been duly executed, countersigned by a transfer agent, registered by a registrar of the Additional Primary Units and delivered, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the governing documents of the Partnership.

(b) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(c) The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.